Exhibit 3.3

FORM No. 7

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF INCREASE OF SHARE CAPITAL OF

Liberty Latin America Ltd.

(hereinafter referred to as “the Company”)

DEPOSITED in the office of the Registrar of Companies on the [DATE] in accordance with the provisions of section 45(3) of the Companies Act 1981.

Authorised Share Capital of the Company		$10,000
Increase of Share Capital as authorised by a resolution passed at a general meeting of the Company on the [DATE]	$	[10,490,000	]
Authorised Share Capital as Increased:	$	[10,500,000	]

DULY STAMPED in the amount of BD$N/A being the stamp duty payable on the amount of increase of Share Capital of the Company in accordance with the provisions of The Stamp Duties Act, 1976.

Secretary

DATED THIS [DATE]

NOTE: This memorandum must be filed in the office of the Registrar of Companies within thirty days after the date on which the resolution increasing the Share Capital has effect and must be accompanied by a copy of the resolution and the prescribed fee.